Exhibit 99.2

AMENDMENT NO. 1
TO
SHAREABLEE, INC.
2013 STOCK OPTION/STOCK ISSUANCE PLAN

Effective as of April 25, 2014
WHEREAS, Shareablee, Inc. (the “Company”) sponsors and maintains the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan (the “Plan”),
WHEREAS, the Company reserved 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Plan;
WHEREAS, the Company’s Board of Directors (the “Board”) previously approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 1,000,000 to 2,148,597 shares;
WHEREAS, Article Four of the Plan reserves to the Board, the right to amend the Plan at any time and from time to time;
NOW, THEREFORE, effective as of the date hereof, Article I, Section V(A) of the Plan is hereby amended and restated in its entirety, to read as follows:
“A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired shares of Common Stock. The maximum number of shares of Common Stock that may be issued and outstanding or subject to options outstanding under the Plan shall not exceed Two Million One Hundred Forty Eight Thousand Five Hundred Ninety Seven (2,148,597) shares.
Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.